Exhibit 21.1

Wells Core Office Income REIT, Inc.

Subsidiaries

Entity	Jurisdiction
Wells Core Office Income Operating Partnership, L.P.	Delaware
Wells Core Office Income Holdings, LLC	Delaware
Wells Core REIT - Royal Ridge V, LLC	Delaware
Wells Core REIT - 333 E. Lake, LLC	Delaware
Wells Core REIT - Westway One Houston, LLC	Delaware
Wells Core REIT - 7624/7668 Warren, LLC	Delaware
Wells Core REIT - Miramar Centre II, LLC	Delaware
Wells Core REIT - 7601 Technology Way, LLC	Delaware
Wells Core REIT - Westway II Houston, LLC	Delaware
Wells Core REIT TRS, LLC	Delaware
Wells Core REIT - Franklin Center, LLC	Delaware
The Point at Clark Street REIT, LLC	Delaware
Franklin Center, LLC	Delaware
Franklin Center Borrower, LLC	Delaware
Wells Core REIT – South Lake at Dulles, LLC	Delaware